EXHIBIT 99.1

Freeze Tag News:

Garfield GO Update, Kitty Pawp Feature

And MHQ Bash

TUSTIN, CA, September 20, 2017 – Freeze Tag (OTC: FRZT), a leading creator of mobile social games, today announced three important developments, including an update featuring new mini-game content in Garfield™ GO, a free-to-play, augmented reality treasure hunting game that is now available for download in the Apple iOS App Store and Google Play App Store.

“Our players have asked for more mini-games and we are answering the call,” said Craig Holland, CEO of Freeze Tag. “We’re thrilled to introduce a new way to play three different carnival style games to earn coins and valuable food items.”

Garfield GO players can now enjoy three mini-games inside each carnival tent: DONUT TOSS, PICK A SQUARE, and GARFIELD SAYS. On the real world map, “Bistros” have been replaced with “Carnival Tents” to signify a stopping place for carnival fun. In addition, a new SPINNER is available for players to receive free goodies each day.

Another game featuring Garfield has received special attention from Apple. Kitty Pawp, a bubble shooter mobile game was chosen to be part of a special featured section in the new iOS 11 called “Pop the Bubbles!” Eight popular bubble shooter games, including Kitty Pawp were chosen by the Apple editorial team as examples of some of the best bubble poppers available on the App Store. Apple always highlights products of a certain quality, and Kitty Pawp has an average rating of 4.7 on the new iOS 11 store. Download and play Kitty Pawp at http://kittypawp.com.

In corporate news, the Freeze Tag team is traveling to McKinney, Texas this week to be part of the MHQ Bash, which is the three-day annual event that brings Munzee players to Munzee Head Quarters (MHQ) from all around the world. Special events will highlight Munzee (https://www.playmunzee.com/) and other Munzee games including the WallaBash event featuring Wallabee (https://www.wallabeegame.com/), and a Scavenger Hunt featuring Eventzee (https://www.eventzeeapp.com/). As previously announced, Freeze Tag and Munzee have signed a merger agreement and are working towards closing the transaction.

WHAT IS AUGMENTED REALITY OR AR?

Augmented reality is a new technology that allows for you to experience parts of the game in the real world! While playing Garfield GO, you can use your phone’s camera to look around and find Garfield pointing to a chest on the sidewalk or in a park. You could find him standing on your desk, sitting on a friend’s lap or even hanging out next to one of your pets! You’ll never know where Garfield will turn up next!

To learn more about Garfield GO, please visit the game’s website at www.garfieldgo.com. To learn more Munzee and Munzee products, visit www.munzee.com.

About GARFIELD

GARFIELD was born on the comics pages on June 19, 1978. The creation of cartoonist Jim Davis, GARFIELD is a humorous strip centered on the lives of a quick-witted orange cat who loves lasagna, coffee, and his remote control; Jon Arbuckle, his owner; and Odie, a sweet but dumb dog. GARFIELD was introduced to the world in just 41 newspapers and is now the most widely syndicated comic strip ever, appearing in 2100 newspapers. The strip, distributed by Universal Press, is read by over 220 million people each day and is translated into 42 languages.

Follow Garfield on Facebook (facebook.com/Garfield), Twitter (twitter.com/Garfield), Instagram (instagram.com/garfield) and YouTube (youtube.com/garfieldandfriends), and visit garfield.com, and Garfield’s free educational site, professorgarfield.org.

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About MUNZEE Inc.

With almost 5 million locations worldwide and hundreds of thousands of players, Munzee is a social platform that blends gamification, geolocation and marketing elements into an experience that rewards players for going places in the physical world. Utilizing QR code and GPS technology, Munzee is able to validate a person’s location and provide them points to level up in the various Munzee mobile applications. The Munzee suite of applications includes Munzee, our flagship product, Eventzee, a photo scavenger hunt useful for corporate training and trade shows, and WallaBee, an addictive collecting game with over 2,000 beautifully drawn digital cards.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Pokemon Go and Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our partners continuing to help market the game, and our ability to implement new changes and release them and our ability to close the merger transaction. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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